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	SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING


	EXHIBIT 99.1

The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                     Six Months
                                   Ended June 30
                                  1997         1998
Actual number of units
 outstanding at the beginning
 of the period                  4,426,568     4,515,818

Weighted average number of
 units issued during the period         0             0

Weighted average number of
 units outstanding during the
 period                         4,426,568     4,515,818

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